EXHIBIT 99.1

Zayo Group, LLC Closes  $800M Senior Notes Offering

BOULDER, Colo. – January 27, 2017 – Zayo Group, LLC (“Zayo”), a direct subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO) and global provider of Communications Infrastructure services, announced today that it has closed its previously announced offering of $800 million aggregate principal amount of 5.750% Senior Notes due 2027 (the “2027 Senior Notes”). The offering was conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

As previously announced, Zayo entered into an Incremental Amendment No. 2 (the “Amendment”) to the Amended and Restated Credit Agreement dated as of May 6, 2015 (as amended, the “Credit Agreement”).  Per the terms of the Amendment, the existing $1.85 billion of term loans under the Credit Agreement were repriced at 99.75% of par, and Zayo added a new $650 million term loan tranche under the Credit Agreement at a price of 99.75% of par.  The incremental $650 million tranche, together with the net proceeds of the offering of the 2027 Senior Notes, will be used to fund the consideration to be paid in connection with Zayo’s acquisition of Electric Lightwave Parent, Inc.  Any excess net proceeds will be used for general corporate purposes, which may include repayment of other indebtedness, acquisitions, working capital and capital expenditures.

The 2027 Senior Notes have not been registered under the Securities Act and were offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Zayo’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect Zayo’s ability to complete the proposed debt offering. A more extensive discussion of the risk factors that could impact these areas and Zayo’s overall business and financial performance can be found in Zayo’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 114,500-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services.